Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Patrick H. Hawkins
Chief Executive Officer
August 1, 2012		612/617-8524
Hawkins, Inc.		Patrick.Hawkins@HawkinsInc.com
3100 East Hennepin Avenue
Minneapolis, MN 55413		Kathleen P. Pepski
Chief Financial Officer
612/617-8571
Kathleen.Pepski@HawkinsInc.com

HAWKINS, INC. REPORTS

FIRST QUARTER FISCAL 2013 RESULTS

Minneapolis, MN, August 1, 2012 – Hawkins, Inc. (Nasdaq: HWKN) today announced first quarter results for fiscal 2013. Sales of $90.1 million in the period represented an increase of 1.7% from $88.6 million in sales for the same period of the prior year.

Adjusted net income from continuing operations for the first quarter of fiscal 2013 was $6.3 million, or $0.61 per share, fully diluted, compared to adjusted net income from continuing operations of $6.3 million or $0.61 per share, fully diluted, for the first quarter of fiscal 2012. Fiscal 2013 adjusted earnings exclude a previously announced pretax charge of $3.2 million (approximately $2.0 million, or $0.19 per share, fully diluted, after tax), resulting from a litigation settlement. Including the settlement charge, net income from continuing operations for the first quarter of fiscal 2013 was $4.4 million, or $0.42 per share, fully diluted (see reconciliation table).

“The litigation settlement eliminates an uncertainty which was a distraction to our business. While the settlement charge significantly impacted our reported results for the quarter, I am pleased that we were able to restart a business relationship with a long-term supplier as part of the settlement,” said Patrick Hawkins, Chief Executive Officer and President. “Our Industrial segment’s on-going business was down slightly from last year due to lower sales volumes as price-competitive and difficult market conditions continue for this segment. Our Water Treatment segment, however, turned in a good quarter as the weather conditions improved from last year and we saw some rebound in our per-unit profit margins in this group. We continue to invest for growth in both segments. In addition to the new Rosemount site, we have recently added sales personnel within both segments and we continue to invest in our Water Treatment branch locations. Our Rosemount project is on schedule as we are nearing completion of the infrastructure on the site and have begun the installation of storage and production equipment. We continue to target the end of fiscal 2013 as the start of production at this site.”

For the first quarter ended July 1, 2012, Industrial segment sales were $62.2 million, a decrease of 2.2% from first quarter fiscal 2012 sales of $63.6 million. The decrease was primarily due to reduced volumes partially offset by higher selling prices. Water Treatment segment sales for the first quarter ended July 1, 2012 were $27.9 million, an increase of 11.7% from first quarter fiscal 2012 sales of $25.0 million. The increase in sales was primarily due to higher selling prices as well as increased volumes due to more favorable weather conditions.

Company-wide gross profit for the quarter was $15.3 million, or 17.0% of sales, compared to $17.9 million, or 20.2% of sales, for the same period in the prior year. Gross profit was adversely impacted by the $3.2 million charge resulting from the litigation settlement, which charge constituted 3.6% of sales for the quarter. The LIFO method of valuing inventory decreased gross profit by $0.1 million for the three months ended July 1, 2012 and by $0.3 million for the same period of the prior year.

Gross profit for the Industrial segment was $7.3 million, or 11.7% of sales, for the three months ended July 1, 2012, as compared to $10.7 million, or 16.9% of sales, for the same period of the prior year. Gross profit for this segment was negatively impacted by the $3.2 million charge resulting from the litigation settlement, which charge constituted 5.2% of sales for this segment for the quarter. The remaining difference in gross profit dollars was $0.2 million, primarily due to the lower sales volumes. Gross profit for the Water Treatment segment was $8.0 million, or 28.7% of sales, for the quarter, as compared to $7.2 million, or 28.8% of sales, for the same period in the prior year. The increase in gross profit for this segment was primarily due to higher per-unit margins and increased volumes across most product lines.

HAWKINS, INC. REPORTS

FIRST QUARTER FISCAL 2013 RESULTS

August 1, 2012

Page Two.

SG&A expenses increased by $0.3 million in the first quarter of fiscal 2013 as compared to the first quarter of fiscal 2012. The increase was primarily due to additional sales staffing to support growth initiatives.

Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals for its customers in a wide variety of industries. Headquartered in Minneapolis, Minnesota, and with 25 facilities in 13 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

Reconciliation of Non-GAAP Financial Measures

The Company reports its consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding the Company’s financial performance between periods, the Company has provided certain non-GAAP financial measures, including adjusted net income from continuing operations and adjusted diluted earnings per share. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.

Management uses these non-GAAP financial measures internally to understand, manage and evaluate our business and to make operating decisions. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.

A reconciliation of each non-GAAP financial measure used in this release to its most directly comparable financial measure calculated in accordance with GAAP is presented below:

(In thousands, except per share data)	Three Months Ended July 1, 2012			Three Months Ended July 3, 2011
	Income from continuing operations before income taxes	Income from continuing operations, net of tax	Diluted earnings per share (1)	Income from continuing operations before income taxes	Income from continuing operations, net of tax	Diluted earnings per share (2)
As Reported	$7,110	$4,365	$0.42	$10,135	$6,353	$0.61
Add Impact of Litigation Settlement	3,200	1,965	0.19	—	—	—

As Adjusted	$10,310	$6,330	$0.61	$10,135	$6,353	$0.61

(1)	10,496,437 shares used in calculating earnings per share.
(2)	10,362,172 shares used in calculating earnings per share.

-more-

HAWKINS, INC. REPORTS

FIRST QUARTER FISCAL 2013 RESULTS

August 1, 2012

Page Three.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(In thousands, except share and per-share data)	Quarter Ended
	July 1, 2012	July 3, 2011
Sales	$90,099	$88,594

Cost of sales	(74,792)	(70,667)

Gross profit	15,307	17,927

Selling, general and administrative expenses	(8,227)	(7,857)

Operating income	7,080	10,070

Investment income	30	65

Income from continuing operations before income taxes	7,110	10,135

Provision for income taxes	(2,745)	(3,782)

Income from continuing operations	4,365	6,353

Income from discontinued operations, net of tax	18	374

Net income	$4,383	$6,727

Weighted average number of shares outstanding-basic	10,430,874	10,307,177

Weighted average number of shares outstanding-diluted	10,496,437	10,362,172

Basic earnings per share
Earnings per share from continuing operations	$0.42	$0.61
Earnings per share from discontinued operations	—	0.04

Basic earnings per share	$0.42	$0.65

Diluted earnings per share
Earnings per share from continuing operations	$0.42	$0.61
Earnings per share from discontinued operations	—	0.04

Diluted earnings per share	$0.42	$0.65

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